EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Provision Holding, Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Provision Holding, Inc., of our report dated September 30, 2008, (which include emphasis paragraphs relating to an uncertainty as to the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Provision Holding, Inc. included in its annual report on Form 10-K for the year ended June 30, 2008, filed with the Securities and Exchange Commission.

March 24, 2009

By:	/s/ Farber Hass Hurley LLP
Farber Hass Hurley LLP